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Exhibit 3.14

CERTIFICATE OF INCORPORATION

OF A PRIVATE LIMITED COMPANY

Company No. 3846469

        The Registrar of Companies for England and Wales hereby certifies that CIBA SPECIALTY CHEMICALS PERFORMANCE POLYMERS LIMITED is this day incorporated under the Companies Act 1985 as a private company and that the company is limited.

        Given at Manchester, the 17th September 1999

Anthony Lowe For The Registrar Of Companies

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CERTIFICATE OF INCORPORATION OF A PRIVATE LIMITED COMPANY